EXHIBIT 99.01


January 22, 1997

                         INVESTOR RELATIONS RELEASE

                     NSP REPORTS 1996 INCREASED EARNINGS
                           FROM ONGOING OPERATIONS

     MINNEAPOLIS - Northern States Power Co.'s (NSP) earnings from ongoing operations were $3.82 per share in 1996, compared with $3.69 (excluding non-recurring transactions) in 1995, an increase of four percent. Total earnings per share were $3.82 in 1996, compared with $3.91, which included net non-recurring income of 22 cents per share in 1995. Earnings from ongoing operations increased for the fourth consecutive year in 1996. Net income for the year ended Dec. 31, 1996, was $274.5 million, compared with 1995 results of $275.8 million, which include non-recurring items of $14.7 million.

     "These results reflect our commitment to achieve annual earnings per share growth of five percent on average," said James J. Howard, NSP chairman, president and CEO. "NRG Energy, Inc., our largest non-regulated subsidiary, added a number of projects to its portfolio in 1996 and increased its contribution to ongoing earnings by five cents per share. NRG's goal is to contribute at least 20 percent of NSP's earnings by the year 2000." Since 1993, NSP's earnings per share from ongoing operations have increased by an average of 8 percent per year.

     Earnings from ongoing operations were higher in 1996 primarily due to growth in electric and gas sales and reduced administrative costs. Partially offsetting these earnings increases were the effects of less favorable weather, higher utility operating and depreciation expenses, and dilutive effects of stock issuances. In addition, the price volatility for natural gas supply had an adverse impact on financial results for Cenerprise, NSP's non-regulated energy service business.

     Fourth quarter 1996 earnings per share were $1.11, compared with 82 cents for the same period in 1995. Net income for the fourth quarter was $79.7 million, compared with $59.0 million for the same period in 1995.

                                     ###

For additional information contact:

E J McIntyre           Vice President & Chief Financial Officer612/330-7712
R J Kolkmann           Director, Investor Relations            612/330-6622

            This information is not given in connection with any sale or offer for sale or offer to buy any security.

                        NORTHERN STATES POWER COMPANY

                         A Consolidated Statement of
          Northern States Power Company (Minnesota) and Subsidiaries

                       STATEMENTS OF INCOME (Unaudited)

                                                            3 Months               12 Months
                                                        Ended December 31       Ended December 31
                                                      1996    1995   Change    1996     1995    Change
                                                                   (Millions of Dollars)
Utility operating revenues
  Electric..........................................$521.7  $506.6   $15.1 $2,127.4 $2,142.8   ($15.4)
  Gas............................................... 188.3   146.2    42.1    526.8    425.8    101.0
    Total .......................................... 710.0   652.8    57.2  2,654.2  2,568.6     85.6

Utility operating expenses
  Fuel for electric generation......................  80.9    74.7     6.2    301.2    325.7    (24.5)
  Purchased and interchange power...................  49.5    50.0    (0.5)   240.1    244.6     (4.5)
  Cost of gas purchased and transported............. 128.4    90.8    37.6    335.5    256.7     78.8
  Other operation...................................  90.4    84.5     5.9    336.5    321.1     15.4
  Maintenance.......................................  35.0    39.0    (4.0)   155.8    158.2     (2.4)
  Administrative and general........................  32.1    57.4   (25.3)   148.7    186.2    (37.5)
  Conservation and energy management................  22.6    17.4     5.2     69.8     53.5     16.3
  Depreciation and amortization.....................  78.8    73.5     5.3    306.4    290.1     16.3
  Taxes:  Property and general......................  49.9    51.3    (1.4)   232.8    239.4     (6.6)
               Current income.......................  54.4    49.8     4.6    194.3    170.4     23.9
               Deferred income...................... (10.0)  (12.0)    2.0    (23.9)   (14.4)    (9.5)
               Investment tax credits recognized....  (2.5)   (2.1)   (0.4)    (9.0)    (8.8)    (0.2)
      Total......................................... 609.5   574.3    35.2  2,288.2  2,222.7     65.5

Utility operating income...........................  100.5    78.5    22.0    366.0    345.9     20.1

Other income (expense)
  Equity in earnings of unconsolidated affiliates:
    Earnings from operations........................  12.6     6.1     6.5     31.0     29.2      1.8
    Gain from contract termination..................   0.0     0.0     0.0      0.0     29.9    (29.9)
  Allowance for funds used during construction -
    equity..........................................   2.0     2.1    (0.1)     7.6      6.8      0.8
  Other income (deductions) - net...................  (5.3)   (1.6)   (3.7)   (14.0)    (8.0)    (6.0)
  Income taxes on non-regulated operations and
    non-operating items.............................   3.4     3.0     0.4     14.6     (5.1)    19.7
      Total.........................................  12.7     9.6     3.1     39.2     52.8    (13.6)

Income before interest charges...................... 113.2    88.1    25.1    405.2    398.7      6.5

Interest charges
  Interest on utility long-term debt................  25.4    25.7    (0.3)   101.2    103.3     (2.1)
  Other utility interest and amortization...........   5.7     4.3     1.4     22.0     20.1      1.9
  Non-regulated interest and amortization...........   4.9     2.7     2.2     18.8      9.9      8.9
  Allowance for funds used during
    construction - debt.............................  (2.5)   (3.6)    1.1    (11.3)   (10.4)    (0.9)
      Total.........................................  33.5    29.1     4.4    130.7    122.9      7.8

Net income .........................................  79.7    59.0    20.7    274.5    275.8     (1.3)
Preferred stock dividends...........................   3.1     3.1     0.0     12.2     12.5     (0.3)

Earnings available for common stock ................ $76.6   $55.9   $20.7   $262.3   $263.3    ($1.0)

Average number of common and equivalent
  shares outstanding (000's)........................68,790  67,973           68,679   67,416

Earnings per average common share................... $1.11   $0.82   $0.29    $3.82    $3.91   ($0.09)

Common dividends declared per share.................$0.690  $0.675  $0.015   $2.745   $2.685   $0.060

Return on average common equity.....................                          12.6%    13.4%

See Notes to Financial Statements.

        This information is not given in connection with any sale or offer for sale or offer to buy any security.

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

                         NORTHERN STATES POWER COMPANY

                          A Consolidated Statement of
          Northern States Power Company (Minnesota) and Subsidiaries

                                BALANCE SHEETS (Unaudited)
                                                                                              December 31
                                                                                 1996             1995         Increase
                                                                                           (Millions of dollars)
                                ASSETS
UTILITY PLANT
  Electric..................................................................      $6,766.9        $6,553.4        $213.5
  Gas.......................................................................         750.4           710.1          40.3
  Other.....................................................................         331.4           299.6          31.8
      Total.................................................................       7,848.7         7,563.1         285.6
    Accumulated provision for depreciation..................................      (3,611.2)       (3,343.8)       (267.4)
  Nuclear fuel..............................................................         892.5           843.9          48.6
    Accumulated provision for amortization..................................        (792.1)         (752.8)        (39.3)
      Net utility plant.....................................................       4,337.9         4,310.4          27.5

CURRENT ASSETS
  Cash and cash equivalents.................................................          51.1            28.8          22.3
  Short-term investments....................................................           0.0             0.2          (0.2)
  Customer accounts receivable - net........................................         286.5           281.6           4.9
  Unbilled utility revenues.................................................         147.4           112.7          34.7
  Other receivables.........................................................          85.2            79.0           6.2
  Fuel and supplies inventory - at average cost.............................         154.4           144.5           9.9
  Prepayments and other.....................................................          72.6            57.7          14.9
    Total current assets....................................................         797.2           704.5          92.7


OTHER ASSETS
  Regulatory assets.........................................................         354.1           374.2         (20.1)
  Equity investments in non-regulated projects and other investments........         451.2           289.5         161.7
  External decommissioning fund investments.................................         260.8           203.6          57.2
  Non-regulated property - net..............................................         192.8           177.6          15.2
  Long-term receivables.....................................................         139.5            83.0          56.5
  Intangible and other assets...............................................         103.4            85.8          17.6
     Total other assets.....................................................       1,501.8         1,213.7         288.1

      TOTAL ASSETS..........................................................      $6,636.9        $6,228.6        $408.3

                        LIABILITIES AND EQUITY
CAPITALIZATION
  Common stock equity
    Common stock and premium................................................        $811.4          $769.5         $41.9
    Retained earnings.......................................................       1,340.8         1,266.0          74.8
    Leveraged common stock held by ESOP ....................................         (19.1)          (10.6)         (8.5)
    Currency translation adjustments - net..................................           2.8             2.5           0.3
      Total common stock equity.............................................       2,135.9         2,027.4         108.5

  Cumulative preferred stock and premium....................................         240.5           240.5           0.0
  Long-term debt............................................................       1,592.6         1,542.2          50.4

      Total capitalization..................................................       3,969.0         3,810.1         158.9

CURRENT LIABILITIES
  Long-term debt due within one year........................................         119.6            25.8          93.8
  Other long-term debt potentially due within one year......................         141.6           141.6           0.0
  Short-term debt - primarily commercial paper..............................         368.4           216.2         152.2
  Accounts payable..........................................................         236.3           246.0          (9.7)
  Taxes accrued.............................................................         204.3           202.8           1.5
  Interest accrued..........................................................          34.7            31.8           2.9
  Dividends payable on common and preferred stocks..........................          50.4            48.9           1.5
  Accrued payroll, vacation and other.......................................          81.0            78.3           2.7
      Total current liabilities.............................................       1,236.3           991.4         244.9

OTHER LIABILITIES
  Deferred income taxes.....................................................         804.3           841.2         (36.9)
  Deferred investment tax credits...........................................         149.6           161.5         (11.9)
  Regulatory liabilities....................................................         302.7           242.8          59.9
  Pension and other benefit obligations.....................................         114.3           115.8          (1.5)
  Other long-term obligations and deferred income...........................          60.7            65.8          (5.1)
      Total other liabilities...............................................       1,431.6         1,427.1           4.5

        TOTAL LIABILITIES AND EQUITY........................................      $6,636.9        $6,228.6        $408.3

BOOK VALUE PER SHARE                                                                $30.93          $29.74
SHARES OF COMMON STOCK OUTSTANDING AT December 31 (THOUSANDS)                       69,064          68,176

See Notes to Financial Statements.

         This information is not given in connection with any sale or offer for sale or offer to buy any security.

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

                      NORTHERN STATES POWER COMPANY

                       A Consolidated Statement of
        Northern States Power Company (Minnesota) and Subsidiaries

                   STATEMENTS OF CASH FLOWS (Unaudited)

                                                                                     Year Ended
                                                                                     December 31
                                                                                  1996          1995
                                                                               (Millions of dollars)
Cash Flows from Operating Activities:
   Net Income.............................................................      $274.5        $275.8
   Adjustments to reconcile net income to cash from operating activities:
     Depreciation and amortization........................................       335.6         322.3
     Nuclear fuel amortization............................................        45.8          49.8
     Deferred income taxes................................................       (30.6)        (11.1)
     Deferred investment tax credits recognized...........................        (9.4)         (9.1)
     Allowance for funds used during construction - equity................        (7.6)         (6.8)
     Undistributed equity in earnings of unconsolidated
       investee operations................................................       (26.3)        (24.3)
     Undistributed equity in gain from non-regulated project
       termination settlements............................................           -         (17.6)
     Changes in working capital and other assets and liabilities..........       (46.0)        (17.8)

  Net cash provided by operating activities...............................       536.0         561.2

Cash Flows from Investing Activities:
   Capital expenditures *.................................................      (412.5)       (401.0)
   Allowance for funds used during construction - equity..................         7.6           6.8
   Sale of short-term investments - net...................................         0.1           0.7
   Investment in external decommissioning fund............................       (40.5)        (33.2)
   Equity investments, loans and deposits for non-regulated
     projects and other - net.............................................      (194.3)        (55.9)

  Net cash used for investing activities..................................      (639.6)       (482.6)

Cash Flows from Financing Activities:
   Change in short-term debt - net issuances (repayments)..................      152.2         (22.2)
   Proceeds from issuance of long-term debt - net..........................      197.8         277.2
   Loan to ESOP............................................................          -         (15.0)
   Repayment of long-term debt (including reacquisition premium)...........      (67.6)       (195.7)
   Proceeds from issuance of common stock - net............................       41.7          56.2
   Dividends paid..........................................................     (198.2)       (191.4)

  Net cash provided by (used for) financing activities.....................      125.9         (90.9)

Net increase (decrease) in cash and cash equivalents......................        22.3         (12.3)

Cash and cash equivalents at beginning of period..........................        28.8          41.1

Cash and cash equivalents at end of period................................       $51.1         $28.8

See Notes to Financial Statements.


* Does not reflect changes in construction payables.




           This information is not given in connection with any sale or offer for sale or offer to buy any security.


NORTHERN STATES POWER COMPANY (MINNESOTA) AND SUBSIDIARIES (NSP)
                 Notes to Financial Statements


Due to the seasonality of NSP's electric and gas sales, operating results on a quarterly basis are not necessarily an appropriate base from which to project annual results.

Except for the historical statements contained herein, the matters discussed in this investor relations release, including the statements regarding revenue and earnings expectations and the anticipated impact of the proposed merger, are forward looking statements that involve risks and uncertainties. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including their impact on capital expenditures; business conditions in the energy industry; competitive factors; unusual weather; regulatory decisions regarding the proposed combination of NSP and Wisconsin Energy Corporation (WEC); and the other risk factors listed from time to time in NSP's Securities and Exchange Commission (SEC) reports, including Exhibit
99.01 to NSP's report on Form 10-Q for the quarter ended Sept. 30, 1996.

1.   Significant Factors Affecting Operating Results

     Regulated Operations

     Estimated Impact of Weather on Regulated Earnings

     NSP estimates sales levels under normal weather conditions and analyzes the approximate effect of variations from historical average temperatures on actual sales levels. The following summarizes the estimated impact of weather on actual operating results (in relation to sales under normal weather conditions):

                                   Increase (Decrease)
                               1996        1995      1996
                               vs          vs        vs
                              Normal      Normal     1995

     Earnings per Share for:

     Quarter Ended
       Dec. 31                 $0.08       $0.04     $0.04

     Twelve Months Ended
       Dec. 31                 $0.16       $0.21    ($0.05)

     The estimated impact of weather considers only the impacts of variations from average temperatures. The first quarter of 1996 includes the effects of extremely cold temperatures in late January and early February of 1996. Although such cold weather in this period would be expected to result in increased energy sales, an ice storm immediately preceding the cold weather resulted in as many as 200,000 customers being temporarily out of service, and bitterly cold temperatures resulted in some customers shutting down or curtailing their operations. Because these secondary weather impacts are not reliably quantifiable, their expected effects (an offset to the energy sales increase from cold weather) have not been included in the estimated impact of weather on 1996 operating results.

     Conservation and Energy Management

     Conservation and energy management expenses increased in both the three- and twelve-month periods ended Dec. 31, 1996 compared to the same periods in the prior year due to higher amortization levels and concurrent rate recovery of deferred electric and gas conservation and energy management program costs. These higher amortization levels are consistent with new retail electric and gas rate adjustment clauses in the Company's Minnesota jurisdiction effective beginning May 1, 1995, and Nov. 1, 1995, respectively. Rate recovery levels were again increased in August 1996 for electric and September 1996 for gas.

     Non-regulated Operations

     The following summarizes the earnings contributions of NSP's non-regulated businesses:

                                 3 Mos. Ended           12 Mos. Ended
                              12/31/96   12/31/95    12/31/96   12/31/95

     NRG Energy, Inc. (NRG)     $0.13      $0.01       $0.29      $0.46*
     Eloigne Company             0.01       0.00        0.05       0.02
     Cenerprise, Inc.
       (Cenerprise)             (0.04)      0.00       (0.12)     (0.02)
     Other                       0.00       0.00        0.02       0.04
       Total                    $0.10      $0.01       $0.24      $0.50

     * Includes non-recurring transactions contributing $0.22 per share as discussed below.

     Due to the nature of these non-regulated operations, NSP anticipates that the earnings from non-regulated operations will experience more variability than regulated utility businesses. As discussed below, NSP's non-regulated earnings for these periods are experiencing such variability.

     NRG

     NRG's fourth quarter 1996 earnings increased from the same period one year ago due primarily to 1996 equity earnings from the new Schkopau and NRG Generating (U.S.) Inc. (NRGG) projects. One unit of the Schkopau power generation facility began commercial operation in March 1996, with the second unit beginning operation in late July of 1996. NRG acquired its interest in NRGG in early 1996.

     NRG's earnings for the year ended Dec. 31, 1995 included two non-recurring items which added 22 cents to 1995 earnings. A gain of approximately 26 cents per share was recorded for a power sales contract termination settlement, which was partially offset by a domestic energy project write-down of four cents per share. Excluding these non-recurring items, NRG's earnings for the years ended December 31 increased in 1996 compared with 1995 due primarily to higher equity in earnings of projects. Equity in earnings of projects increased in the year ended Dec. 31, 1996 primarily due to first time earnings from Schkopau and NRG Generating (U.S.) Inc. and higher income from Scudder Latin American Power Projects. These earnings were partially offset by lower equity earnings from the MIBRAG project. Equity in earnings from MIBRAG decreased primarily due to an expected decline in heating briquette and coal sales.

     Excluding non-recurring items, NRG's earnings were higher in 1996 as compared to 1995 despite experiencing an increased level of business development costs in 1996 as it has pursued several international and domestic projects. Until there is substantial assurance that a project in development will come to financial closure, such costs are expensed.

     Cenerprise

     Cenerprise's earnings declined in the three-month period ended Dec. 31, 1996 compared to the same period one year ago, largely due to price volatility in the gas market which adversely affected earnings from Cenerprise's joint venture, Enerval. Cenerprise's earnings for the 12 months ended Dec. 31, 1996 decreased compared to the same period one year ago largely due to price volatility in the gas market, as discussed above, and losses incurred from the gas trading business. Cenerprise curtailed its gas trading activity in the second quarter of 1996 and will purchase gas only to supply its end-use customers.

2.   Business Developments

     Proposed Business Combination

     On April 28, 1995, NSP and WEC entered into an Agreement and Plan of Merger, which provides for a strategic business combination of NSP and WEC in a "merger-of-equals" transaction to form Primergy Corporation (Primergy). As the holding company of the combined enterprise, Primergy would be the parent company of the operations of both NSP and WEC and be registered under the Public Utility Holding Company Act of 1935 (PUHCA), as amended. Detailed information on the merger and the regulatory approvals necessary are contained in NSP's filings with the SEC, including NSP's Annual Report on Form 10-K for 1995 and the Quarterly Report on Form 10-Q for the period ended Sept. 30, 1996.

     The Federal Energy Regulatory Commission (FERC), the Minnesota Public Utilities Commission (MPUC), and the Public Service Commission of Wisconsin (PSCW), among others, must approve the merger before it can be completed. NSP and WEC are hopeful that the FERC, MPUC and PSCW will rule on the pending merger applications in the first quarter of 1997. In each of these proceedings, various intervenors and members of the regulatory staffs have taken positions on certain issues substantially different from those being requested by NSP and WEC. Under the merger agreement, completion of the merger is conditioned upon the prior receipt of all necessary regulatory approvals without the imposition of materially adverse terms. NSP cannot predict at this time whether this condition will be met.

     NRG Developments

     In November 1996, NRG, together with its partners, Ansaldo Energia SpA, Italy, and P.T. Kiana Metra Tujuhdua, Indonesia, signed a power contract with PT Perusahaan Listrik Negara, the state-owned Indonesian Electric Company, to build, own and operate a 400 megawatt, coal-fired power station in Cilegon, West Java, Indonesia. NRG will have a 45 percent ownership interest in the project. NRG will operate and maintain the power plant for the 30 year life of the project. Construction of the new power plant is due to begin in mid-1997 and is anticipated to be fully operational by the year 2000. Ansaldo will have responsibility for construction. The coal-fired power plant will sell its entire output to the local Java-Bali grid. The West Java project will bring the total generating capacity operated by NRG in the Asia/Pacific Rim market to over 2,200 megawatts. NRG expects to invest approximately $65 million for this project.

     In December 1996, NRG reached agreement with Indeck Energy Services (Europe) to acquire a 50% ownership interest in the Enfield Energy Centre, a 350 MW power project located in the North London Borough of Enfield. The power station is planned to begin commercial operations in the autumn of 1999 and will be jointly developed by NRG and Indeck Services (Europe). The merchant power station will sell its output to the U.K. grid. Financial close is scheduled for the summer of 1997. NRG expects to invest approximately $60 million for this project. Indeck Energy Services (Europe), a subsidiary of Indeck Energy Services Inc. of Illinois, currently owns and operates over 440 MW of power capacity in the U.S.

     On Dec. 19, 1996 NRG announced that its cash tender offer for all of the outstanding shares of Compania Boliviana de Energia Electrica S.A.
     - Boliviana Power Company Limited (COBEE) had expired. As of the expiration date, approximately 3,991,774 shares (or 95% of the shares outstanding) had been validly tendered and not withdrawn, including 66,313 shares tendered pursuant to notices of guaranteed delivery. NRG and a joint venture partner have accepted these shares for payment at the purchase price of $43.00 per share in cash. At Dec. 31, 1996, NRG had invested approximately $80 million as an equity contribution to the joint venture for the purchase of COBEE shares. In 1996, electricity generated by COBEE represented approximately 30 percent of all the electricity generated in Bolivia. COBEE's maximum generating capacity was 153.2 megawatts. Upon the expected completion of an expansion in the fall of 1998, COBEE's total generating capacity will be 218.8 megawatts.

     On Dec. 20, 1996, representatives of the Estonian Government, the state-owned Eesti Energia (EE), and NRG signed a development and cooperation agreement creating the start of an extensive joint project to develop and restructure Estonian power plants. NRG's goal is to create a strong power company in cooperation with EE that would economically produce electricity for the Estonian people, as well as industry, and that would, at the same time, be able to solve the potential environmental and social problems. Financing for the joint venture's refurbishment of the Estonian generation plants would include $200 million of project level financing and a $50 million equity contribution from NRG, which would be the largest foreign investment into the Estonian economy to date. According to the agreement, this phase of the project, which will produce the business plan of NRG and EE, will be completed by July 1, 1997.